Exhibit 99.1



[Gartner Logo]                                 251 River Oaks Parkway
                                               San Jose, CA 95134-1913

GartnerGroup

                                  408.468.8000
                                  408.954.1730
                                  http://www.gartner.com

                                                     June 10, 1998

Dear Katherine,

     As per our conversation, Dataquest grants Who?Vision Systems, Inc. permission to use the information contained in the "Personal Computers 1998 Worldwide Forecast" and the press release entitled "PC Penetration Continues to Swell in U.S. Households" in its SEC prospectus with the mutual understanding that Dataquest will be cited as the source of the information.


Sincerely,

/s/ Mark L. Pon
-------------------------
Mark L. Pon
Direct Products Consultant